FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP REPORTS EARNINGS PER SHARE OF $0.12 AND
ANNOUNCES DIVIDEND OF $0.07 PER SHARE

WEST SPRINGFIELD, MA—July 17, 2008—United Financial Bancorp, Inc. (the “Company”) (NASDAQ:UBNK), the holding company for United Bank (the “Bank”), reported net income of $2.0 million, or $0.12 per diluted share, for the second quarter of 2008 compared to net income of $978,000, or $0.06 per diluted share, for the corresponding period in 2007.  The Company’s improved results were largely due to a significant increase in net interest income, driven by net interest margin expansion and growth in average earning assets, and to a lesser extent, growth in non-interest income.  The quarterly operating performance was also affected by increases in the provision for loan losses and non-interest expenses.  For the six months ended June 30, 2008 the Company’s net income was $4.0 million, or $0.24 per diluted share, compared to net income of $1.8 million, or $0.11 per diluted share, for the same period in 2007.  The Company also announced a quarterly cash dividend of $0.07 per share, payable on August 26, 2008 to shareholders of record as of August 12, 2008.

Total assets increased $134.9 million, or 12.5%, to $1.2 billion at June 30, 2008 from $1.1 billion at year end 2007 reflecting growth of $91.4 million, or 45.4%, in securities available for sale and $33.3 million, or 4.0%, in total loans.  Balance sheet expansion was funded by increases of $56.0 million, or 7.8%, in total deposits and $82.4 million, or 76.3%, in Federal Home Loan Bank advances.

"Our financial results benefited from improvement in net interest margin, growth in average loans and deposits and expansion in non-interest income,” commented Richard B. Collins, President and Chief Executive Officer.  “While I am pleased with our overall performance, we continue to be affected by a difficult economic environment and challenging real estate market.    As a result, we have experienced modestly higher levels of loan loss provisions, non-performing assets and delinquent loans in comparison to prior years.  However, annualized net charge-offs to average loans were a moderate 9 basis points for the first six months of 2008.”

Financial Highlights:

•
Total securities available for sale expanded $91.4 million, or 45.4%, to $292.7 million at June 30, 2008 due to the implementation of a strategy to deploy excess capital and liquidity resulting from the Company’s 2007 second-step stock offering.  During the period, management purchased agency mortgage-backed securities which are expected to produce steady cash flows and attractive spreads to U.S. Treasury securities.  At June 30, 2008, approximately 95% of the investment portfolio consists of mortgage-backed and debt securities issued by government-sponsored enterprises and the Company holds no FNMA or FHLMC preferred stock.

•
Total loans increased $33.3 million, or 4.0%, to $858.0 million at June 30, 2008 from $824.7 million at December 31, 2007 reflecting growth in the residential (5.2%) and commercial real estate (8.3%) portfolios as a result of business development efforts and competitive products and pricing.  Construction loan balances declined $4.8 million, or 11.3%, to $37.3 million at June 30, 2008 as a result of pay-downs and conservative underwriting standards.  All other categories of loans were essentially flat during the period reflecting sluggish loan origination activity offset by prepayments and scheduled amortization.

•
Non-performing assets totaled $4.8 million, or 0.39% of total assets, at June 30, 2008 compared to $2.7 million, or 0.25% of total assets, at December 31, 2007.  The increase of $2.1 million in non-performing assets was mainly attributable to several residential and commercial real estate loans that became more than 90 days delinquent.  Management believes that these loans are adequately secured.  While total non-performing loans have increased during the period, our portfolio has not been affected by loans to sub-prime borrowers since the Company has not historically originated loans to these customers.

•
At June 30, 2008, the ratio of the allowance for loan losses to total loans was 0.95% and the ratio of the allowance for loan losses to non-performing loans was 197.39%.  For the six months ended June 30, 2008, net charge-offs totaled $387,000, or 0.09% of average loans outstanding on an annualized basis.

•
Total deposits increased $56.0 million, or 7.8%, to $774.7 million at June 30, 2008 compared to $718.7 million at December 31, 2007 mainly due to competitive products and pricing, superior customer service, targeted promotional activities and our two new branches in East Longmeadow and Agawam, Massachusetts, which are both performing above plan.  Core deposit balances grew $34.9 million, or 9.4%, to $405.9 million at June 30, 2008 from $371.0 million at December 31, 2007.

•
Net interest income increased $2.8 million, or 38.9%, to $9.9 million for the second quarter of 2008 from the same period in 2007 as a result of net interest margin expansion and growth in earning assets.  Net interest margin increased 56 basis points to 3.46% due to the use of net proceeds from the Company’s second-step stock offering to fund asset growth as well as a significant decrease in the cost of deposits as a result of the 325 basis points reduction in the federal funds rate from 5.25% at September 1, 2007 to 2.00% at June 30, 2008.  Average earning assets expanded $160.9 million, or 16.3%, to $1.1 billion, mainly due to loan growth and purchases of mortgage-backed securities.

•
The provision for loan losses increased $331,000 to $651,000 for the three months ended June 30, 2008 as compared to $320,000 for the same period in 2007 resulting primarily from a $7.8 million increase in classified assets to $40.1 million at June 30, 2008 from $33.4 million at June 30, 2007.

•
Non-interest income expanded $139,000, or 9.7%, to $1.6 million for the three months ended June 30, 2008 due to an increase of $59,000, or 5.4%, from deposit account fees and a $43,000 loss on the sale of securities in the second quarter of 2007.

•
Non-interest expenses grew $975,000, or 14.8%, to $7.6 million for the second quarter of 2008 from $6.6 million in the same period last year.  Salaries and benefits increased $464,000, or 12.4%, reflecting staffing costs for our new East Longmeadow and Agawam branches opened in 2008, a higher cash incentive accrual associated with improved financial performance and annual wage adjustments.  Occupancy costs expanded $97,000, or 20.2%, mainly due to the two branches opened in 2008.  Data processing expenses increased $162,000, or 24.8%, as a result of growth in the total number of loan and deposit accounts serviced, new branches opened in 2008 and costs for the new branch imaging process introduced in all branches beginning in 2008.  Professional services grew $109,000, or 41.4%, related to the Company’s annual meeting of shareholders held in June 2008.  Other expenses rose $151,000, or 15.2%, in connection with a higher quarterly Federal Deposit Insurance Corporation insurance assessment as a result of the expiration of the credit used to reduce the premium each quarter.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered savings bank headquartered at 95 Elm Street, West Springfield, MA 01090.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK.  United Bank provides an array of financial products and services through its 15 branch offices located throughout Western Massachusetts.  Through its Wealth Management Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products.  For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.   These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except par value amounts)

	June 30,	December 31,	June 30,
Assets	2008	2007	2007
	(unaudited)	(audited)	(unaudited)

Cash and cash equivalents	$17,118	$14,254	$20,561
Securities available for sale, at fair value	292,684	201,257	161,169
Securities held to maturity, at amortized cost	3,603	3,632	3,686
Federal Home Loan Bank of Boston stock, at cost	10,257	10,257	9,885
Short-term investments	1,055	1,030	1,004

Loans:
Residential mortgages	357,103	339,470	329,199
Commercial mortgages	232,669	214,776	198,938
Construction loans	37,312	42,059	52,191
Commercial loans	83,918	81,562	75,544
Home equity loans	117,422	116,241	116,939
Consumer loans	29,610	30,587	30,751
Total loans	858,034	824,695	803,562

Net deferred loan costs and fees	2,285	2,136	1,395
Allowance for loan losses	(8,162)	(7,714)	(7,721)
Loans, net	852,157	819,117	797,236

Other real estate owned	630	880	-
Deferred tax asset, net	8,765	4,953	5,083
Premises and equipment, net	12,087	10,600	10,614
Bank-owned life insurance	6,945	6,652	6,515
Other assets	8,905	6,649	6,994

Total assets	$1,214,206	$1,079,281	$1,022,747

Liabilities and Stockholders' Equity

Deposits:
Demand	$111,815	$102,010	$104,773
NOW	38,783	35,207	42,258
Savings	88,230	65,711	63,431
Money market	167,115	168,107	176,633
Certificates of deposit	368,764	347,647	338,658
Total deposits	774,707	718,682	725,753

Federal Home Loan Bank of Boston advances	190,389	107,997	142,519
Repurchase agreements	8,963	13,864	7,990
Escrow funds held for borrowers	1,324	1,356	1,113
Due to broker	2,829	-	-
Capitalized lease obligation	3,169	1,890	1,910
Accrued expenses and other liabilities	6,199	9,372	4,866
Total liabilities	987,580	853,161	884,151

Stockholders' Equity:
Preferred stock, par value $0.01 per share, authorized 50,000,000 shares at June 30, 2008 and December 31, 2007 and 5,000,000 shares at
June 30, 2007; none issued	-	-	-
Common stock, par value $0.01 per share; shares authorized 100,000,000 at June 30, 2008 and December 31, 2007 and 60,000,000 at June 30, 2007;
shares issued and outstanding: 17,763,747 at June 30, 2008 and
December 31, 2007; shares issued: 17,205,995 at June 30, 2007	178	178	172
Additional paid-in capital	166,171	165,920	76,700
Retained earnings	74,858	73,026	71,337
Unearned compensation	(12,486)	(12,835)	(5,550)
Accumulated other comprehensive loss, net of taxes	(2,095)	(169)	(2,190)
Treasury stock, at cost (134,142 shares at June 30, 2007)	-	-	(1,873)
Total stockholders' equity	226,626	226,120	138,596

Total liabilities and stockholders' equity	$1,214,206	$1,079,281	$1,022,747

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Interest and dividend income:
Loans	$12,295	$12,350	$24,842	$24,305
Investments	3,560	1,850	6,178	3,832
Other interest-earning assets	118	313	359	688
Total interest and dividend income	15,973	14,513	31,379	28,825

Interest expense:
Deposits	4,359	5,477	9,332	10,658
Borrowings	1,706	1,901	3,108	4,076
Total interest expense	6,065	7,378	12,440	14,734

Net interest income before provision for loan losses	9,908	7,135	18,939	14,091

Provision for loan losses	651	320	835	604

Net interest income after provision for loan losses	9,257	6,815	18,104	13,487

Non-interest income:
Net (loss) gain on sales of securities	-	(43)	8	(29)
Fee income on depositors’ accounts	1,156	1,097	2,233	2,135
Wealth management income	136	170	286	291
Other income	282	211	566	436
Total non-interest income	1,574	1,435	3,093	2,833

Non-interest expense:
Salaries and benefits	4,199	3,735	8,240	7,573
Occupancy expenses	578	481	1,087	972
Marketing expenses	441	449	799	771
Data processing expenses	815	653	1,534	1,295
Professional fees	372	263	815	652
Other expenses	1,145	994	2,251	1,959
Total non-interest expense	7,550	6,575	14,726	13,222

Income before income taxes	3,281	1,675	6,471	3,098

Income tax expense	1,272	697	2,496	1,286

Net income	$2,009	$978	$3,975	$1,812

Earnings per share:
Basic	$0.12	$0.06	$0.24	$0.11
Diluted	$0.12	$0.06	$0.24	$0.11

Weighted average shares outstanding:
Basic	16,248	16,888	16,240	16,913
Diluted	16,336	16,975	16,304	16,987

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
SELECTED DATA AND RATIOS (unaudited)
(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended
	Jun. 30	Mar. 31	Dec. 31	Sept. 30	Jun. 30
	2008	2008	2007	2007	2007

Operating Results:
Net interest income	$9,908	$9,031	$7,823	$7,253	$7,135
Loan loss provision	651	184	385	436	320
Non-interest income	1,574	1,519	1,490	1,412	1,435
Non-interest expenses	7,550	7,176	6,686	6,131	6,575
Net income	2,009	1,966	1,274	1,291	978

Performance Ratios (annualized):
Return on average assets	0.68%	0.72%	0.48%	0.50%	0.38%
Return on average equity	3.52%	3.46%	3.02%	3.69%	2.82%
Net interest margin	3.46%	3.40%	3.02%	2.91%	2.90%
Non-interest income to average total assets	0.53%	0.55%	0.56%	0.55%	0.56%
Non-interest expense to average total assets	2.55%	2.62%	2.50%	2.38%	2.58%
Efficiency ratio (excludes gains/losses on sales of securities and loans)	65.76%	68.07%	70.99%	69.63%	76.34%

Per Share Data:
Diluted earnings per share	$0.12	$0.12	$0.08	$0.08	$0.06
Book value per share	$12.76	$12.86	$12.73	$8.28	$8.12
Market price at period end (1)	$11.17	$11.08	$11.10	$12.06	$13.59

Risk Profile
Equity as a percentage of assets	18.66%	19.81%	20.95%	13.28%	13.55%
Net charge-offs to average loans outstanding	0.06%	0.12%	0.13%	0.27%	0.01%
Non-performing assets as a percent of total assets	0.39%	0.32%	0.25%	0.18%	0.29%
Non-performing loans as a percent of total loans, gross	0.48%	0.32%	0.22%	0.12%	0.37%
Allowance for loan losses as a percent of total loans, gross	0.95%	0.93%	0.94%	0.93%	0.96%
Allowance for loan losses as a percent of non-performing loans	197.39%	285.41%	432.16%	755.16%	259.79%
Loans delinquent 60 days or more as a percent of total loans	0.74%	0.81%	0.66%	0.48%	0.66%

Average Balances
Loans	$845,304	$828,302	$820,164	$812,756	$797,751
Securities	288,502	211,880	193,099	168,498	166,163
Total interest-earning assets	1,146,397	1,061,978	1,036,253	998,336	985,519
Total assets	1,183,627	1,095,866	1,069,060	1,032,225	1,018,509
Deposits	761,990	730,094	721,634	720,330	715,173
FHLBB advances	170,052	116,519	157,819	156,150	149,853
Capital	228,241	227,413	168,910	139,820	138,896

Average Yields/Rates (annualized)
Loans	5.82%	6.06%	6.24%	6.26%	6.19%
Securities	4.94%	4.94%	4.87%	4.79%	4.46%
Total interest-earning assets	5.57%	5.80%	5.96%	6.00%	5.89%

Savings accounts	1.14%	0.98%	1.05%	0.90%	0.91%
Money market/NOW accounts	1.60%	2.03%	2.71%	2.81%	2.76%
Certificates of deposit	3.62%	4.24%	4.66%	4.70%	4.58%
FHLBB advances	3.77%	4.47%	4.82%	4.90%	4.75%
Total interest-bearing liabilities	2.90%	3.37%	3.87%	3.92%	3.79%

(1) Prices at September 30, and June 30, 2007 have been adjusted by the second step exchange ratio of 1.04079.